Exhibit 10.8

Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

STORAGEAGREEMENT

This Storage Agreement (the “Agreement”) is made and entered into on August 20, 2024 by and between Bgin Infrastructure LLC, a Nebraska limited liability Company with its registered office at 110 Ida St, Omaha, NE 68110(“Lessee”), and SHR Group, LLC., a Nebraska limited liability company with its registered office at 2415 Ashland Ave, Beatrice, Nebraska 68310 (“Lessor”).(collectively “Parties”; and individually “Party”)

The parties hereby agree as follows:

1. Premises

Lessor agrees to lease to Lessee a portion of the warehouse located at [***] (the “Premises”), consisting of a minimum of [***].

2. Term

The initial term of this Agreement shall commence on [] and shall continue on a month-to-month basis upon confirmation by Lessee upfront at the beginning of each month, unless terminated as provided herein.

3. Payment Terms

3.1 Rent: Lessee shall pay Lessor a monthly rent based on the actual square footage used within the warehouse at a rate of $[***] per square foot.

3.2 Payment Schedule: Payments are due upfront at the beginning of each month. Lessee may prepay in three-month increments determined by its own discretion.

4. Representation of Lessor

Lessor hereby represents and warrants to Lessee that:

4.1 Lessor is the lawful owner of the premises and has full legal right, power, and authority to enter into and perform its obligations under this Agreement. Lessor holds all necessary licenses, permits, and approvals required to lease the premises to Lessee and to carry out the terms of this Agreement.

4.2 The premises and Lessor’s operations related to the premises are in full compliance with all applicable laws, regulations, zoning ordinances, and building codes. Lessor has not received any notices of violations or pending actions related to the premises from any governmental authority.

4.3 The premises are free from any liens, encumbrances, or restrictions that would prevent or interfere with Lessee’s use of the premises for the purposes stated in this Agreement. Lessor has not entered into any other agreements that would conflict with the terms of this Agreement.

4.4 Condition of Premises: The premises are in good condition and suitable for the storage of Lessee’s equipment as described in this Agreement. Lessor warrants that the premises will be maintained in such condition throughout the term of the Agreement.

4.5 Insurance Coverage: Lessor has obtained and will maintain throughout the term of this Agreement all insurance policies required under Section 6, including but not limited to property and liability insurance. Lessor represents that such insurance policies are in full force and effect and that Lessee is named as an additional insured where applicable.

4.6 No Litigation or Claims: There are no pending or threatened lawsuits, claims, or legal proceedings against Lessor that would adversely affect Lessor’s ability to perform its obligations under this Agreement or Lessee’s use of the premises.

4.7 Quiet Enjoyment: Lessee shall have the right to quietly enjoy and use the premises during the term of this Agreement without interference from Lessor or any third party claiming through Lessor.

5. Use of Premises

5.1 The Premises shall be used for the storage of Lessee’s [***] (the “Equipment”).

5.2 Lessor represents and warrants to Lessee that doors to the Premises must be secured at all times. Personnel not authorized by Lessee shall not be allowed access to the Premises. Lessor shall implement and maintain a valid security system to monitor access.

5.3 Lessee will supply a forklift, which will be on the property at all times while the space is rented. Only authorized personnel from Lessee or Lessor may operate the forklift.

5.4 Utilities and Maintenance Arrangements

5.4.1 Utilities: Lessor shall ensure that basic utilities such as electricity, water, and Temperature/humidity control are available as required by Lessee. Costs for utilities used by Lessee will be billed separately.

5.4.2 Lessee shall be responsible for maintaining its Equipment in good condition.

5.4.3 Lessor shall be responsible for ensuring that the Premises are kept in a clean, safe, and secure condition.

6. Insurance

Lessor shall maintain insurance for the Premises, covering comprehensive general liability and property damage. Lessor shall provide evidence of such insurance to Lessee upon request.

7. Indemnification

7.1 Lessor shall indemnify, defend, and hold Lessee harmless from and against any and all claims, losses, damages, or expenses arising out of or resulting from Lessor’s negligence, willful misconduct, or failure to comply with the terms of this agreement, including, but not limited to, any damage to Lessee’s equipment stored on the premises.

7.2 Lessee shall indemnify, defend, and hold Lessor harmless from and against any and all claims, losses, damages, or expenses arising out of or resulting from Lessee’s negligence, willful misconduct, or failure to comply with the terms of this agreement, including, but not limited to, any damage to Lessor’s Premises, except to the extent caused by Lessor’s negligence.

7.3 Lessor acknowledges that Lessee’s Equipment is of significant value, and Lessor shall take all reasonable measures to prevent damage or loss.

8. Termination

8.1 Either party may terminate this Agreement with 30 days written notice to the other party. Upon termination, Lessee shall vacate the Premises and remove all Equipment within a reasonable period provided in the notice.

8.2 Termination for Causes; Effects

8.2.1 Lessee shall have the right to terminate this Agreement immediately upon written notice to Lessor in the event of any material breach by Lessor of its obligations under this Agreement, including but not limited to fail to comply with Section 1,4,5 and 10. Upon termination under this Section 8.2.1, Lessee shall be entitled to a refund of any prepaid amounts for periods following the effective date of termination, and Lessor shall be liable for any costs or damages incurred by Lessee as a result of Lessor’s breach, including but not limited to the cost of relocating Lessee’s equipment to another facility.

8.2.2 Lessor shall have the right to terminate this Agreement immediately upon written notice to Lessee in the event Lessee fails to make any payment due under this Agreement within 15 days after such payment is due. Upon termination under this Section 8.2.2,Lessor shall have the right to retain any payments made by Lessee for periods prior to the effective date of termination and shall be entitled to recover any unpaid amounts due for services rendered up to the date of termination, including interest and any applicable late fees.

9. Force Majeure

Neither party shall be liable for any delay or failure to perform its obligations under this Agreement due to events beyond its reasonable control, including but not limited to natural disasters, war, or governmental actions. In the event that a Force Majeure Event makes the premises unavailable for use by Lessee, the period during which the premises are unavailable shall be deducted from Lessee’s next payment. The deduction shall be calculated on a pro-rata basis according to the portion of the payment period during which the premises were unavailable. If the period of unavailability exceeds [***] consecutive days, Lessee shall have the right to terminate this Agreement upon written notice to Lessor, with a refund of any prepaid amounts for periods following the effective date of termination.

10. Confidentiality

10.1 For the purposes of this Agreement, “Confidential Information” shall include, but is not limited to, the existence and terms of this Agreement, any information disclosed by Lessee to Lessor relating to Lessee’s operations, equipment, or activities within the premises, including the nature, type, and quantity of the cryptocurrency miners or any other equipment stored or used by Lessee in the premises. Confidential Information also includes any information that, by its nature, should reasonably be understood to be confidential, whether or not marked as such.

10.2 Lessor agrees to treat all Confidential Information as strictly confidential and to take all necessary precautions to prevent the unauthorized disclosure or use of such information. Lessor shall not, without the prior written consent of Lessee:(a)Disclose any Confidential Information to any third party, except to its employees, agents, or contractors who have a legitimate need to know such information for the performance of Lessor’s obligations under this Agreement and who are bound by confidentiality obligations no less restrictive than those contained herein.(b)Use any Confidential Information for any purpose other than fulfilling its obligations under this Agreement.

10.3 Upon the expiration or termination of this Agreement, or at any time upon Lessee’s written request, Lessor shall promptly return to Lessee, or at Lessee’s option, destroy all copies of Lessee’s Confidential Information in Lessor’s possession or control. Lessor shall certify in writing that all such Confidential Information has been returned or destroyed.

10.4 The obligations of confidentiality set forth in this Section 10 shall survive the expiration or termination of this Agreement for a period of [***]years, or such longer period as may be required by applicable law.

10.5 Remedies. Lessor acknowledges that any breach of this Section 10 may cause irreparable harm to Lessee , for which monetary damages may be an inadequate remedy. In the event of any breach or threatened breach of this Section 10, Lessee shall be entitled to seek injunctive relief, specific performance, or any other equitable remedy available at law or in equity, without the necessity of posting a bond or proving actual damages.

11. Dispute Resolution; Fees and Costs

11.1 Any disputes arising out of or in connection with this Agreement shall be resolved through arbitration in accordance with the rules of the American Arbitration Association in effect at the time of the Dispute. The arbitration shall take place in Omaha, Nebraska. The arbitrator(s) shall have the authority to award any remedy or relief that a court of competent jurisdiction could award under applicable law, including but not limited to injunctive relief and specific performance. The decision and award of the arbitrator(s) shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction.

11.2 In the event of any Dispute resolved through arbitration, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with the arbitration, as determined by the arbitrator(s).

12. Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State where the Premises located, without regard to its conflict of laws principles.

13. Entire Agreement

This Agreement constitutes the entire understanding between the parties and supersedes all prior discussions, agreements, or understandings of any kind.

IN WITNESS WHEREOF, the parties hereto have executed this Storage Agreement as of the day and year first above written.

Bgin Infrastructure LLC

By:	/s/ Ben Thomison
Name:	Ben Thomison
Title:	Director of Operations

SHR Group, LLC

By:	[***]
Name:	[***]
Title :	[***]